Exhibit 99.1

                   Bay Resources Announces Results from 2004
                     Exploration Projects at Committee Bay

    TORONTO--(BUSINESS WIRE)--Jan. 4, 2005--Bay Resources Ltd, (OTCBB:BYRE), a Delaware Corporation specializing in gold exploration, announced today that it has completed its field component of the 2004 exploration program in the Committee Bay Greenstone Belt in Nunavut, Canada.
    In mid May 2004, Bay Resources mobilized equipment and personnel to conduct regional and property scale exploration throughout its 100% owned claim groups in the highly prospective Committee Bay Greenstone Belt. A total of 1,576 samples were collected in a widespread sampling program designed to test all lithologic units over several project areas in the belt.
    Highlights of the program include up to 100.4 gpt gold from a sulphide bearing iron formation on Bays' Wrench claims. The Wrench claim group comprise five contiguous claims covering approximately 4,900 hectares directly adjacent to Committee Bay Resources' ("CBR") Three Bluffs claim area. The Wrench claims are situated along strike of CBR's high grade iron formation where CBR have announced results of
24.8 grams per ton ("gpt") gold over 12.9 meters.
    Of great interest are the results of a ground Horizontal Loop Electromagnetic (HLEM) and magnetic survey from a 176 line kilometer grid on the Wrench claims. The HLEM survey identified numerous high priority electromagnetic ("EM") conductors throughout the claims. In total, 17 EM conductive trends were identified. The majority of the conductors are associated with two prominent NE-SW strong linear magnetic trends; the north trend and east trend; associated with presence of iron formation. The geophysical survey was conducted by Aurora Geosciences Ltd.
    Samples from the outcrop exposure along the western portion of the north trend reveal elevated gold values associated with iron formation for over 1 kilometer in strike length. Moving eastward, the outcrop exposure decreases, however, this strong "north trend" magnetic signature continues for more than 4 kilometers to the northeast.
    Within the east magnetic trend, magnetite-quartz iron formation is observed immediately adjacent to a tonalite-sediment contact. In this region, two parallel magnetic highs are coincident with the strongest EM conductors on the grid. The east trend has a total strike length of approximately 2.4 kilometers and continues off the grid to the northeast.
    Field work was conducted under the supervision of Bruce Goad, P. Geol., a Qualified Person under NI 43-101. Samples were analyzed with a 36 element geochemical procedure which included quality control/ quality assurance testing. Fire assays for gold were conducted where warranted. All samples were prepared and analyzed by Acme Analytical Laboratories Ltd.
    The Wrench claims are one group of out several project areas that Bay Resources has throughout the Committee Bay Greenstone Belt, one of the world largest undeveloped greenstone belts.

    About Bay Resources Ltd

    Bay Resources Ltd is a Delaware corporation that is focussing its activities in the mining and exploration industry. Bay Resources has acquired a strategic land position in the highly prospective Committee Bay Greenstone Belt, Canada, for the purpose of undertaking gold and base metal exploration. Bay Resources has also entered into an arrangement with Tahera Corporation ("Tahera"), a Canadian diamond explorer, to explore for gold and base metals on Tahera's ground in the Slave Craton of northern Canada. Bay Resources is continuing to investigate opportunities in the industry for investment and or other types of participation. For further information please visit our website at www.bayresourcesltd.com.

    Forward-Looking Statements

    Forward-looking statements in this press release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of gold prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company's business is set forth in the Company's fiscal 2004 Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.


    CONTACT: Bay Resources Ltd
             Pini Althaus, 877-222-9942
             pini@bayresourcesltd.com
             www.bayresourcesltd.com